# Services Agreement

Made and entered on this 1st day of November, 2022
By and between:

**A2Z MS Military Solutions Ltd.**
Registration no. 515021202
of 2 HaPrat St., Yavne, Israel
(the "**Company**") <u>of the first part;</u>

and

**Elmag Law Offices**
Registration no. 513441808
of 16/9 Amzalag St., Tel-Aviv, Israel
(the "**Service Provider**") <u>of the second part;</u>

**Whereas** the Company engages in the field of maintenance and support services and robots (the "**Company's Field of Business**"); and

**Whereas** Gadi Graus (the "**Individual**") holds a controlling interest in the Service Provider; and

**Whereas** each of the Service Provider and the Individual have represented that they have the knowledge, qualifications and skills required to provide the Services, as defined herein; and

**Whereas** the Company offered the Individual to enter into an employment agreement with the Company and to provide the Services as an employee of the Company such that in the framework of such employment relationship the Company would provide the Individual with the benefits and rights which derive from an employee-employer relationship, in a manner in which the total cost to the Company shall not differ from the total cost to the Company for engaging the Service Provider as an independent contractor; and

**Whereas** the Individual refused to be employed by the Company and represented that s/he is not willing to be an employee of the Company and wishes to provide the Services through the Service Provider; and

**Whereas** the Company has explained to the Individual the differences between the two different manners of engagement and that if s/he provides the Services through the Service Provider, s/he will not be entitled to receive from the Company any social benefits that derive from an employee-employer relationship, including pension insurance, severance pay, vacation etc; and

**Whereas** the Individual represents that he is aware of all the implications and results of engaging with the Company for the provision of the Services, through the Service Provider, and not as an employee and s/he prefers the independent contractor relationship between the Company and the Service Provider; and

**Whereas** the Company wishes to retain the services of the Individual, through the Service Provider, to provide the Services to the Company, and the Individual wishes to furnish such Services, through the Service Provider, in accordance with the term and conditions provided herein.

**Now, therefore,** the Parties hereby represent, warrant, undertake and agree, as follows:

1. <u>**Services and Undertakings**</u>

1.1 Beginning the Effective Date, the Service Provider shall provide management services to the Company (the "**Services**"), in accordance with the instructions, guidelines and timetables for performance, provided from time to time by the board of directors of the Company, or such other person designated by the Company.

1.2 The Service Provider shall, and shall procure that the Individual shall, perform the Services in a diligent, timely, faithful, responsible, competent and trustworthy manner; and shall exercise, and shall procure that the Individual shall exercise, the highest professional care in providing the Services; and shall comply and procure that the Individual shall comply with all applicable laws and instructions of the Company, as may be delivered from time to time.

1.3 The Services shall be performed exclusively by the Individual on behalf of the Service Provider. The Service Provider shall not replace the Individual for any reason and shall provide the Services solely through the Individual. For the removal of all doubt, termination of the Individual's employment with the Service Provider or lack of active involvement of the Individual in providing the Services on behalf of the Service Provider to the Company shall constitute a material breach of this Agreement.

1.4 The Service Provider shall, and shall procure that the Individual shall, devote to the Company Services in as may be required by the Company (the "**Scope of Services**").

Notwithstanding the above, the Service Provider shall not be required to perform the Services: (i) during the Individual's vacation days; (ii) approved sick leave (not to exceed 18 days per year, and if accrued, not to exceed 90 days in total). Such absences of the Individual and interruptions in the performance of the Services shall not be deemed a breach of this Agreement nor shall they affect the Service Provider's entitlement to the compensation set forth in Section 3 below.

1.5 In the framework of provision of the Services by the Service Provider, the Company may place at the Service Provider's and/or the Individual's disposal certain equipment belonging to the Company to use in the performance of the Services. It is clarified that said equipment, if so placed at their disposal, is and shall continue to remain, at all times, the property of the Company and the Service Provider's and/or Individual's rights to use said equipment, if granted is solely for the purpose of performing the Services in accordance with this Agreement. The Service Provider and the Individual undertake to use said equipment, if permitted, carefully and to maintain its condition and to return it to the Company immediately upon the earlier of the Company's first demand or the termination of this Agreement. It is hereby clarified that if and the extent any asset and/or property of the Company is placed at the disposal of the Service Provider and/or the Individual, neither the Service Provider nor the Individual shall have any right of lien with respect thereto and they hereby waive any such right.

1.6 Where the Service Provider discovers, or ought reasonably to have discovered, that it or the Individual has or might have at some point in the future, any personal interest in the Company business, or a conflict of interest arising out of or in connection with the Services then, immediately upon discovery, the Service Provider shall notify the same to the Company in writing.

1.7 The Service Provider shall, and shall procure that the Individual shall devote the required working time, attention, energies, talents, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of his duties and responsibilities hereunder, all in accordance with the terms and conditions hereof.

Without derogating from any of the Service Provider undertakings under this Agreement, including its undertakings to maintain confidentiality, not to solicit, not to compete, and to assign intellectual property rights, as set forth in Annex A hereto, during the period of this Agreement, the Service Provider and/or the Individual may engage in other activities, provided that, unless approved by the Company, such activities shall: (i) not be conducted during the time the Service Provider renders Services to the Company; (ii) be conducted without any use of any of the Company's Confidential Information (as such term is defined in Annex A) or equipment; and (iii) not create any conflict of interest with the Company and/or its business.

1.8 The Service Provider warrants and undertakes that it shall not attempt and shall procure that the Individual shall not attempt to bribe, gift, reward, provide favors for or provide any material or immaterial benefit to any employee of the Company or any of the Company's affiliates or customers.

1.9 The Service Provider agrees and shall procure that the Individual shall agree that the Company and any related entity may monitor the Service Provider's and/or the Individual's use of their systems and monitor,

copy, transfer and disclose all electronic communications and content transmitted by or stored in such systems, regardless of the location, time or purpose of such use, in pursuit of the Company's legitimate business interests, in accordance with the Company's policy as in effect from time to time. For the purposes of this Section, systems include: telephone, computers, computer system, internet server, electronic database and software, whether under the Service Provider's or the Individual's direct control or otherwise.

1.10 The Service Provider agrees and shall procure that the Individual shall agree of his own free will, that all the information in this Agreement and any information concerning the Service Provider and/or the Individual gathered by the Company, will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties. The Company hereby undertakes that the information will be used and/or transferred for legitimate business purposes only.

2. **Representations**

2.1 The Service Provider hereby warrants and represents towards the Company, as follows: ***(a)*** it and the Individual have the skill, expertise, experience, qualification, knowledge and ability required to provide the Services; and ***(b)*** neither it nor the Individual is prevented or barred, in any way, from entering this Agreement and providing the Services to the Company hereunder; and ***(c)*** the performance of the Services shall not conflict or cause the breach of any agreement, undertaking or law to which either the Individual or Service Provider is subject or bound, including without limitation, any confidentiality or non-competition agreement, and does not require the consent of any person or entity not a party hereto, and neither Service Provider nor the Individual shall use, during the performance of the Services, any confidential or proprietary information of any third party whatsoever; ***(d)*** during the entire period of the provision of the Services to the Company, the Service Provider shall remain an entity wholly owned by the Individual; and ***(e)*** the Service Provider shall obtain and maintain any and all business licenses or permits required, if any, in connection with the performance of the Services, and comply with all necessary governmental approvals, licenses, permits and consents in connection with the performance of the Services, if any.

3. **The Compensation**

3.1 (a) Subject to the terms hereof, and in consideration for the performance of the Services in the Scope of Services by the Service Provider, the Company shall pay the Service Provider during the term of this Agreement, a sum of NIS 55,000 (plus VAT) per month (the "**Fee**").

You will be entitled to a special signing bonus equal to one month's Fee. In addition, you will be entitled to bonuses at the discretion of the board of directors of the Company.

(b) The Service Provider shall, at the end of each month in which the Services were performed, provide the Company with a valid VAT invoice which sets forth the Fee due thereto in respect of Services rendered in such month. The Fee shall be paid to the Service Provider no later than 5 days following receipt by the Company of said invoice.

(c) The Fee shall be paid to the Service Provider after the Company has withheld any amounts which are subject to a withholding tax under the laws of Israel, unless the Service Provider has provided the Company with an authorization issued by the relevant tax authority to act otherwise.

3.2 The Service Provider shall be solely responsible for and bear all liability with respect to, and shall indemnify the Company on account of any liability it shall actually suffer as a result of, payment of any and all taxes, levies, insurances, contributions and other liabilities, charges, dues or impositions (including protective mandatory labor law), in all jurisdictions, including without limitation, with respect to the Services and the consideration provided to the Service Provider by the Company in accordance with this Agreement. At the Company's request, the Service Provider and/or the Individual shall provide the Company with any and all documents it may require in order to confirm their compliance, as an independent contractor and control owner thereof, respectively, with any and all applicable law.

3.3 Save as provided herein, neither the Service Provider nor the Individual shall, directly or indirectly, receive in connection with the Services, any compensation or benefit of any kind from the Company or from any other source, including any customer or supplier of the Company.

3.4 The Service Provider shall be entitled to receive reimbursement for all pre-approved expenses reasonably incurred in connection with the performance of the Services, in accordance with the Company's policies as shall be in effect from time to time, and against the submission of the receipts therefor.

4. <u>**Term and Termination**</u>

4.1 The term of this Agreement shall commence on November 1, 2023 (the "**Effective Date**") and shall be for an unlimited term, unless terminated by either Party in accordance with the provisions set forth in this Section 4 herein below.

4.2 Each of the Parties shall be entitled to terminate the Agreement and the relationship hereunder, for any reason or no reason, upon the lapse of 12 months after the Effective Date by giving the other party prior written notice of 90 days. Except in the event of termination for cause, if the Company informs the Service Provider that it is terminating the relationship hereunder before the lapse of 24 months, the Service Provider will be entitled to a special payment of 9 months Fees; if the Company informs the Service Provider that it is terminating the relationship hereunder after the lapse of 24 months, but before the lapse of 36 months the Service Provider will be entitled to a special payment of 6 months Fees; if the Company informs the Service Provider that it is terminating the relationship hereunder after the lapse of 36 months the Service Provider will be entitled to a special payment of 3 months Fees.

4.3 Notwithstanding, and without prejudicing or derogating from any Party's rights to any other remedies available under law or agreement, the Company shall be entitled to terminate the Service Provider's engagement hereunder, by giving an immediate termination notice to the Service Provider upon the occurrence of any one or more of the following events: (a) the Service Provider and/or the Individual commit any of the following towards the Company and/or any parent or subsidiary thereof: *(i)* embezzlement; *(ii)* theft; or *(iii)* criminal offence involving moral turpitude; (b) the Service Provider and/or the Individual materially breach their undertakings and obligations pursuant to Annex A or materially breach any other terms of this Agreement, which breach, if curable, has not been cured within 14 days of receipt of a written notice from the Company to such effect; (c) the Service Provider and/or the Individual commit any act and/or omission which, had there been employment relationship between the Individual and the Company, would enable, under applicable law, entire or partial denial of severance payments and/or prior notice; (d) the Service Provider and/or the Individual materially breach their duties of trust or loyalty to the Company, which breach, if curable, has not been cured within 14 days of receipt of a written notice from the Company to such effect; (e) the Service Provider and/or the Individual deliberately cause harm to the Company's business affairs.

4.4 In any event of the termination of this Agreement, the Company shall be entitled to engage any other party for the continuation of the performance of the Services and to use unrestrictedly any and all results of the Services performed until such time by the Service Provider. In such event the Service Provider shall, and shall procure that the Individual shall, attend to the smooth and comprehensive transfer of the Services and all information and documents held and/or prepared by it in the framework of the Services, to whomever the Company shall determine, in accordance with the instructions and procedures set by the Company and in an organized and appropriate manner which will enable the successor designated by the Company to responsibly perform the duties to be assumed from the Service Provider.

5. <u>**Confidentiality, Development Rights and Non-Intervention**</u>

The Service Provider undertakes and agrees to be bound by and act in accordance with the confidentiality, development rights and noncompetition , undertaking attached hereto as <u>**Annex A**</u>, and shall procure that the Individual shall undertake and agree to be bound by and act in accordance with the same. The Service Provider declares and agrees that the Company engages it based on its said undertakings in Annex A and that breach of the terms of said Annex, by itself or by the Individual, shall, *inter alia*, be deemed a fundamental breach of this Agreement.

The Service Provider hereby warrants and represents towards the Company that the compensation included in this Agreement, have been calculated to include special consideration for the Service

Provider's undertakings under this Section 5 and Annex A and that it shall not be entitled to any further consideration for such undertakings, including without limitation, any royalties.

6. **Independent Contractor; Liability**

6.1 It is expressly clarified that in rendering the Services hereunder, the Service Provider shall act solely as an independent contractor and neither this Agreement nor the performance hereof shall be construed as creating between the Company and the Service Provider and/or the Individual any partnership, joint venture, employment, franchise, agency or any other similar relationship, and neither party hereto shall be liable for the debts or obligation of the other.

Without derogating from the generality of the above, the Service Provider warrants that it maintains financial books in accordance with applicable law and that it is duly registered with the income tax authorities, value added tax authorities and National Insurance Institution as an independent contractor.

6.2 The Service Provider hereby declares that in determining the Fees stated herein, the Company took into account the theoretical cost of employing the Individual as a Company employee, and that said cost includes the salary and all social benefits listed in **Annex B** attached hereto to this Agreement (the: "**Theoretical Salary and Benefits**").

6.3 The Fees calculation and all other payments according to this Agreement, were conducted based on the Individual's request not to be engaged as a Company employee, and include the entire elements and payments that would otherwise be included in the total employer cost of the Individual had he been engaged by the Company as an employee thereof plus cost to the Company of social security payments of the Individual as an employee. Therefore, the Fees reflect the entire cost of the Individual as an employee and are greater than the Theoretical Salary and Benefits.

6.4 The parties hereby further agree that in the event that the Service provider, and/or the Individual and/or anyone on their behalf shall claim and/or any competent court of law and/or other authority shall rule, in spite of the explicit agreement between the Parties as aforesaid in the preamble and in Section 6.1 above, that the relations between the parties hereto, or between the Company and the Individual, are employee-employer relations (a "**Ruling**"), then the following terms shall be in effect:

(a) Service Provider shall not be entitled to the consideration due and/or paid to it under this Agreement, retroactive to the date upon which Service Provider commenced the provision of Services to the Company. Individual shall instead be entitled to receive a gross salary equal to the Theoretical Salary detailed in Annex B (the "**Reduced Consideration**").

(b) The parties shall settle their account, and the Service Provider shall immediately repay the Company any amounts paid to it beyond the Theoretical Salary.

6.5 In addition, in the event that the Company suffers any actual costs as a result of the fact that the relationship between the Company and the Service Provider and/or the Individual shall be claimed, regarded or determined by a determination of any governmental and/or judicial and/or tax authority to be an employment relationship, the Service Provider shall reimburse and indemnify the Company for any expense and/or payment incurred by or demanded of the Company as a consequence (including any legal expenses and VAT), immediately upon the Company's demand, and in any event no later than 7 days from the Company's first demand.

6.6 The Company shall be entitled to offset any amounts due to it under this Section 6 from any amounts payable to the Service Provider under this Agreement.

6.7 Without derogating from the above, and in addition thereto, the Service Provider undertakes that throughout the entire term of this Agreement it shall fulfill all requirements and obligations, which apply to it pursuant to the National Insurance Law of 1968, as shall be applicable from time to time.

7. **Assignment**

The Service Provider may not transfer or assign, whether in whole or in part, its rights and obligations under this Agreement, without the prior written consent of the Company.

8. **Miscellaneous**

8.1 This Agreement, and its Preamble and Annex which constitute an integral and inseparable part of the same, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, if any.

8.2 The headings of the sections of this Agreement are intended solely for convenience and shall not affect the meaning or interpretation of this Agreement.

8.3 All notices given by one party to the other hereunder shall be as per the addresses and facsimile numbers indicated in the Preamble, or such other address or facsimile number as a party may thereafter give notice in accordance herewith, and shall be in writing and will be deemed to have been delivered to the addressee: on the next business day following the day of delivery or transmission, if delivered by hand or transmitted by facsimile, and confirmed by written facsimile transmission report; or within five (5) days after being posted, if sent by registered mail, postage prepaid.

8.4 This Agreement may be amended, modified, superseded, renewed or extended only by a written instrument executed by both parties. A waiver of any term or condition of this Agreement may be effected only by a written instrument executed by the waiving party. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

8.5 In the event that any condition, stipulation or provision contained in this Agreement and/or its annexes, is held to be invalid or unenforceable, for any reason whatsoever, all the remaining conditions, stipulations and provisions contained herein shall remain in full force and effect and shall be binding on the parties without any change except where such result would be unjustified under the circumstances. In the event that the extent and/or duration of one or more of the Service Provider's obligations hereunder exceeds and/or extends the duration allowed by law, the extent and/or duration of such obligation shall be deemed to be the maximum extent and/or duration allowed by law and will in no way affect any of the Service Provider's obligations hereunder.

8.6 The parties agree and confirm that all matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and/or its annexes, and the rights, duties and obligations thereof pursuant hereto, shall be governed solely by the laws of the State of Israel, even if, under the rules relating to the conflict of laws which apply in Israel it could be held that another law governs. Exclusive jurisdiction with respect to any matter arising from or related to this Agreement shall rest with the competent courts in Tel Aviv-Jaffa, only; however, the Company shall retain the right to institute proceedings including interlocutory and/or injunctive relief in any other territory.

**In Witness Whereof**, the parties hereto have caused this Agreement to be duly executed on this day.

| | |
|---|---|
| The Company | The Service Provider |
| A2ZMS ADVANCED MILITARY SOLUTIONS LTD<br>Register no. 511264418 | ח.פ. 513441808 |

**Personal Obligation**:

I hereby confirm, that I have read the Agreement between A2Z MS Military Solutions Ltd. (the "**Company**") and Elmag Law Offices (the "**Service Provider**") dated November 1, 2022. I accept its contents and agree to be personally bound by the undertakings, declarations, representations and warranties contained therein.

I hereby fully and irrevocably guarantee, without limitation, all full and exact performance of all obligations of the Service Provider under the Services Agreement, jointly and severally with the Service Provider, including payment of all sums demanded by the Company from the Service Provider as a result of any breach and/or damage caused to the Company by the Service Provider or myself in connection with this Services Agreement.

Signed on November 1, 2022.

By: ______________________

The Individual

**Annex A**
**CONFIDENTIALITY, DEVELOPMENT RIGHTS AND NON-COMPETITION UNDERTAKING**

To:
**A2Z MS Military Solutions Ltd.**
(the "**Company**")

In addition to our undertaking under Section 5 of the Services Agreement, we, Elmag Law Offices, and Gadi Graus, hereby acknowledge, confirm and undertake towards the Company as follows:

**1. Confidentiality, Non-Competition and Non-Solicitation**

1.1 We are aware that in the framework and/or as a result of our engagement with the Company, we may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to confidential and proprietary information of the Company, in whatever form, including without limitation, information relating to the Company, its current and future products, business, operations and activities, including without limitation commercial, financial, business, professional, technical and technological information, information regarding the Company's inventions, developments, technologies, techniques, processes, research, specifications, data, know-how, patents, copyrights and trade secrets, marketing, plans, policies and procedures, employees, customers, suppliers, business partners, etc., all whether or not marked confidential (the "**Confidential Information**"), and that such Confidential Information is highly confidential and of great value to the Company and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses. For avoidance of doubt, Confidential Information shall also include Inventions (as defined below).

1.2 We are aware that in the framework of our engagement we may also receive and/or be exposed to confidential information of third parties with respect to which the Company may have a duty of confidentiality and non-use, and any unauthorized disclosure or use thereof could result in the Company's breach of its contractual obligations. Such confidential information of third parties shall constitute "Confidential Information" hereunder for all intents and purposes. We have not and will not improperly or wrongfully use(d) or disclose(d) any proprietary information, documentation or trade secrets of any former or concurrent employer or other person or third party and we will not bring into the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or third party unless consented to in writing by such employer, person or third party.

1.3 We recognize that such Confidential Information is a valuable and unique asset of the Company and we undertake (a) to maintain the Confidential Information, and any part thereof, in strict confidence, to safeguard, and not to, directly or indirectly, communicate, publish, reveal, describe, allow access to or otherwise disclose or expose the Confidential Information in whole or in part to any person or entity; and (b) not to use the Confidential Information for any purpose other than for the performance of our engagement and/or for the benefit of the Company; all during the period of our engagement and thereafter, without any limitation of time, without the Company's prior written consent.

The obligations of confidentiality set forth herein shall not extend to any portion of such Confidential Information, which was at the time of disclosure to us, or subsequently becomes, generally available to the public through no wrongful act of mine or of others who were under confidentiality obligations. If we are required to disclose any Confidential Information pursuant to an order of a court of competent jurisdiction or by the Israeli or other applicable law or regulation, we understand that we are permitted to make such disclosure but only to the limited extent we are legally required to do so and only if we have provided the Company with adequate prior written notice of such legal requirement and, to the extent possible, with the opportunity to oppose the disclosure or obtain a protective order and reasonable assistance in doing so.

1.4 All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, we agree and acknowledge that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by us in connection with our engagement with the Company or that otherwise relates to any Confidential

Information ("**Confidential Materials**"), shall be the Company's sole and exclusive property and shall be deemed to be Confidential Information. Without derogating from and in addition to the provisions of law and/or agreement, we undertake that upon the earlier of the Company's request or the termination of our engagement with the Company, we shall return to the Company any and all Confidential Information contained on any tangible media, in our possession and/or control, without retaining any copies thereof, and in the case any of Confidential Information contained on any electronic media, in our possession and/or control, we shall permanently erase or destroy any and all such computer or data files, and we shall certify such return, erasure or destruction, as applicable, to the Company in writing.

1.5 During the term of our engagement with the Company, we shall not remove from the Company's offices or premises any Confidential Materials unless and to the extent necessary in connection with our duties and responsibilities to the Company and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company's offices or premises, we shall take all actions necessary in order to secure the safekeeping and confidentiality thereof and return the Confidential Materials to their proper location as promptly as possible after such use.

1.6 We acknowledge that in light of our services to the Company and in view of our exposure to, and involvement in, the Company's sensitive and valuable proprietary information, property (including, intellectual property) and technologies, as well as its goodwill and business plans ("**Company's Major Assets**"), the provisions of this Section 1.6 are reasonable and necessary to legitimately protect the Company's Major Assets, and are being undertaken by me as a condition to our engagement by the Company. We confirm that we have carefully reviewed the provisions of this Section 1.6, fully understand the consequences thereof and have assessed the respective advantages and disadvantages of our entering into this Undertaking and, specifically, Section 1.6 hereof. In light of the aforesaid, we undertake that, absent the prior express written consent of the Company, for so long as we are engaged with the Company and for a period of 12 months following the termination or expiration of such engagement: we shall not, "directly or indirectly" (as defined below): (a) open, engage in, establish, or participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, or in any manner become involved in, any person, corporation, firm, business, or other entity, occupation, work or any other activity, which: (1) competes with the Company, including, without limitation, in the Company's Field of Business, or (2) is reasonably likely to involve or require the use of the Company's Major Assets; (b) solicit or induce, or attempt to solicit or induce, to terminate, reduce or modify the scope of engagement with the Company or any of its subsidiaries or affiliates, to the detriment of the Company or for the benefit of any competitor of the Company, take away or attempt to take away from the Company, in whole or in part, or otherwise intervene in or interfere with any of the Company's contracts or relationship with, its consultants, agents, distributors, customers, vendors or suppliers; or (c) employ, offer to employ or otherwise engage or solicit for employment or engagement any person who is or was, at any time during the six (6) month period prior to notice of the termination or expiration of our engagement with the Company, an employee, exclusive agent, exclusive contractor, exclusive service provider or exclusive consultant of the Company, nor conduct any activity which interferes with or intervenes in the relationship between the Company and any of its employees, agents, contractors, service providers or consultants, (including without limitation inducing such persons to terminate or reduce the scope of their employment or engagement with the Company). We expressly acknowledge that the Company's business and operating market is world-wide, and the obligations prescribed herein shall apply on a world-wide basis. For the purpose of this section "directly or indirectly" includes doing business as an owner, independent contractor, shareholder, director, partner, manager, agent, employee, advisor, etc. but does not include holding of up to three percent (3%) of free market shares of publicly traded companies.

## 2. Intellectual Property Rights

2.1 Without derogating from the Company's rights under any law and/or agreement, we confirm and agree that any and all discoveries, ideas, developments, inventions, formulae, improvements, works of authorship, mask works, trade secrets, modifications, concepts, techniques, methods, technologies, know-how, designs, data, processes, proprietary information, whether or not patentable, copyrightable or otherwise protectable, (collectively, "**Inventions**"), and all intellectual property rights therein or associated therewith such as copyrights and copyrights applications, patents and patent applications (collectively, "**IP Rights**"), which were made, invented, developed, discovered, conceived, or created by

us, in whole or in part, independently or jointly with others, prior to our engagement or other involvement with the Company, for the benefit of and/or on behalf of the Company (collectively, "**Prior Company Inventions**" and, "**Prior Company IP Rights**", respectively") are and shall continue to be exclusive property of the Company and we do not have nor shall we have in the future any rights, claims or interest whatsoever in or with respect to such Prior Company Inventions and for the removal of doubt, we hereby irrevocably and unconditionally assign to the Company or its nominee any and all of our worldwide right, title and interest, in and to any and all Prior Company Inventions (including all existing and in-progress versions thereof).

2.2 Without derogating from the Company's rights under any law and/or agreement, we agree that any and all Inventions and all IP Rights therein or associated therewith, which we may invent, make, develop, discover, conceive, learn, reduce to practice or create, in whole or in part, independently or jointly with others: (i) as a result of and/or during the period of our engagement with the Company; or (ii) with the use of any Company proprietary information (collectively, "**Subsequent Inventions**" and, together with the Prior Company Inventions, the "**Company Inventions**") and all IP Rights therein or associated therewith are and shall be the sole and exclusive property of the Company, and we shall have no rights, claims or interest whatsoever in or with respect thereto, and for the removal of doubt, we hereby irrevocably and unconditionally assign to the Company any and all rights and interests therein and we hereby irrevocably and unconditionally assign to the Company any and all of our rights, titles and interests, in and to any and all Subsequent Inventions (including all existing and in-progress versions thereof) and all IP Rights therein or associated therewith (collectively, the "**Subsequent IP Rights**" and, together with the Prior Company IP Rights, the "**Company IP Rights**"),

2.3 Without derogating from the generality of the foregoing, we hereby irrevocably confirm that, we shall not be entitled to any additional compensation whatsoever with respect to the Inventions and the Company IP Rights or for fulfilling the duties hereunder and we hereby irrevocably waive any claim and/or demand to any right, moral rights, compensation or reward, including royalties in connection therewith.

Without derogating from the above, in the event that any competent court of law and/or other authority shall rule, in spite of the explicit agreement between the Parties as aforesaid, that the relations between the Company and the Individual are employee-employer relations, then we hereby warrant and represent towards the Company that other than the compensation paid to the Service Provider under the Agreement, we shall not be entitled to any further compensation, including without limitation, to royalties for any "Service Inventions" as such term is defined in Section 132 of the Patent Law- 1967 (the "**Patent Law**"). We further confirm that the confirmation and agreement herein constitute a waiver of any rights we may have under Section 134 of the Patent Law.

2.4 If and to the extent any additional action is required from us in order to perfect, enforce, or defend said Company Inventions or Company IP Rights or effectuate the title and interest therein, as described above, including to effect or confirm the formal transfer thereof to the Company (or its assigns), during and after our engagement, we shall fully cooperate with the Company (and its assigns) and shall take any and all necessary or desirable actions immediately upon the request of Company (or its assigns) at no additional expense to the Company, except for any out-of-pocket expenses that are reasonably incurred by us at the Company's request. We undertake to promptly disclose to the Company and transfer immediately upon their creation any and all information, documentation and details with respect to the Company Inventions or Company IP Rights and to keep accurate records relating to the conception and reduction to practice of any and all Company Inventions or Company IP Rights. We agree that such records will be available to and remain the sole property of the Company and its assigns at all times. We further undertake, during and after our engagement, to promptly provide any and all assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data required from us in order to perfect, enforce, or defend said Company Inventions or Company IP Rights or to effectuate the title and interest therein, as described above, including to effect or confirm the formal transfer thereof to the Company (or its assigns). If the Company (or any of its assigns) is unable because of our mental or physical incapacity or for any other reason to secure the our signature to or to apply for or to pursue any application for any domestic or foreign patents or copyright registrations covering any of the Company Inventions or Company IP Rights, or to further any of the purposes as described above, then we hereby irrevocably designate and appoint the Company and its duly authorized officers, agents and assigns as our agent and attorney in fact, to act for and in our behalf and stead to execute and file any such

applications and to do all other lawfully permitted acts to further the above purposes, including without limitation the prosecution and issuance of letters patent or copyright registrations thereon, with the same legal force and effect as if executed by us.

2.5 We acknowledge and understand that nothing in the Agreement grants, by implication, estoppel or otherwise, (i) a license from the Company (or its assigns) to make, have made, modify, use, sell, license, transfer, practice or otherwise exploit in any way any of the Company's Inventions or Company IP Rights, whether existing now or in the future. We further acknowledge and understand that the decision whether or not to commercialize or market any of the Company Inventions or Company IP Rights is within the Company's sole discretion and for the Company's sole benefit and that no royalty, compensation or other consideration will be due to us as a result of efforts on the part of Company (or its assigns) to commercialize or market any such Company Inventions or Company IP Rights.

3. **General**

3.1 In the event that any provision of this Undertaking is adjudicated to be invalid or unenforceable, such provision will be enforced to the maximum extent allowed by law given the intent of the parties. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

3.2 We are aware that the breach or threatened breach of this Undertaking or any part thereof will cause the Company, its customers and the companies and/or entities related thereto, severe and irreversible damage, to which monetary damages would not constitute sufficient remedy. Without derogating from any other remedies to which the Company may be entitled, including without limitation, pursuant to the Israeli Commercial Wrongs Law, 1999, we agree that the Company will be entitled to injunctive relief to enforce this Undertaking and we undertake that in the event of any breach hereof, we shall not object to a competent court issuing injunctive order(s) and/or other equitable relief to remedy or forestall any such breach or default or threatened breach and we agree that the Company is entitled to such relief without the posting of a bond or other security.

3.3 We confirm that the compensation in our Agreement, with respect to which negotiations were conducted, includes and incorporates special consideration for this Undertaking, and constitutes full and appropriate compensation therefore.

3.4 I recognize and agree that this Undertaking serves as an integral part of our engagement, reflects the reasonable requirements of the Company and is necessary and essential to protect the business of Company and to realize and derive all the benefits, rights and expectations of conducting Company's business.

3.5 For the removal of any doubt, our obligations and undertakings hereunder shall apply retroactively as of the commencement date of our engagement with the Company and shall survive the termination of our engagement for any reason whatsoever and continue to be of full force and effect. This Undertaking shall not serve in any manner so as to derogate from any of our obligations and liabilities under any applicable law.

3.6 In the event that we disengage with the Company, we hereby grant our consent to the Company to notify our new employer/service receiver about our rights and obligations hereunder and give the Company permission to send our new employer/service receiver a copy of this Undertaking.

3.7 This Undertaking constitutes the entire agreement between the Company and us with respect to the subject matter hereof. No amendment of or waiver of, or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall

constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

3.8 This Undertaking, the rights of the Company and our obligations hereunder will be binding upon and inure to the benefit of the Company and its respective successors, assigns, heirs, executors, administrators and legal representatives, as applicable, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor(s) shall thereafter be deemed the "Company" for the purposes of this Undertaking). Any rights of the Company under this Undertaking may, without our consent, be assigned by the Company in its sole and unfettered discretion (i) to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, or (ii) to any parent, subsidiary or affiliated company of the Company (the "**Company Group**"), or any transferee, whether by purchase, merger or otherwise, which directly or indirectly acquires all or substantially all of the assets of the Company or any other member of the Company Group.

3.9 We may not assign, whether voluntarily or by operation of law, any of our obligations under this Undertaking, except with the prior written consent of the Company.

3.10 We represent that our performance of the terms of this Undertaking and our duties towards the Company, do not and will not breach any agreement we have with, or any other obligation we owe to, any former employee or other party.

**In witness whereof, we hereby affix our name and signature, effective as of November 1, 2022.**

| | |
|---|---|
| Elmag Law Offices | Gadi Graus |
| אלמג עורכי דין<br>ח.פ. 513441808 | |

**Annex B**

| **Monthly Gross Amount** | **Component** |
|---|---|
| ________NIS | Base Salary |
| ________NIS | Recreation Pay |
| ________NIS | Vacation (according to ___ vacation days per each full annum). |
| ________NIS | Pension 6.5% of Theoretical Salary |
| ________NIS | Severance Pay (8.33% of Theoretical Salary) |
| ________NIS | Study Fund (7.5% of Theoretical Salary) |
| ________NIS | Social Security employer cost (% of Theoretical Salary). |
| ________NIS | Commuting expenses |
| ________NIS | **Total** |